Zazove Convertible Securities Fund, Inc.
Proxy Voting Policies and Procedures
Effective July 1, 2003


Responsibility of Advisor to Vote Proxies. The Board of Directors of Zazove Convertible Securities Fund, Inc. (the "Fund") has determined to delegate its duties to vote proxies to Zazove Associates, LLC, the Fund's investment advisor ("Advisor"). Advisor will be responsible for monitoring corporate actions to ensure that proxy materials are received and acted upon on a timely basis. Advisor will vote proxies in compliance with Advisor's Proxy Voting Policies and Procedures that was adopted July 1, 2003, and any amendments thereto, a copy of which is attached hereto. Advisor will promptly notify the Board in the event that there are amendments to Advisor's Proxy Voting Policies and Procedures.

Proxy Records. Advisor shall maintain on behalf of the Fund appropriate proxy voting records to comply with applicable Rules issued under the Investment Company Act of 1940, as amended
(the "Act").

Shareholder Notice/Filings. The officers of the Fund shall take such action as is necessary to comply with applicable Rules issued under the Act regarding the disclosure of the Fund's Proxy Voting
Policies and Procedures and the Fund's complete proxy voting record.

Effective Date. The Board has approved this Proxy Voting Policies and Procedures with an effective date of July 1, 2003.


- Attachment -
Zazove Associates, LLC
Proxy Voting Policies and Procedures
Adopted July 1, 2003
Amended April 13, 2005

Investment Advisers Act of 1940 Rule 206(4)-6 imposes a number of requirements on investment advisors that have voting authority with respect to securities held in their clients' accounts. The Rule requires an advisor with proxy voting authority to (i) adopt and implement written policies and procedures that are reasonably designed to ensure that the advisor votes client securities in a manner that is consistent with the best interests of its clients and does not put the advisor's own interests above those of its clients, (ii) disclose to its clients how they may obtain information about how their securities were voted and (iii) describe to its clients the advisor's proxy voting policies and procedures.

The following policies and procedures are designed to comply with the requirements of Rule 206(4)-6 including the requirement to describe how the advisor addresses material conflicts of interest between its interests and those of its clients with respect to proxy voting.

The Securities and Exchange Commission states that an investment advisor's the duty of care requires an advisor with voting authority to monitor corporate actions and vote client proxies. To this end, the portfolio management area of the firm is responsible for monitoring corporate actions and ensuring that all proxies are voted in a timely manner. The firm's Senior Portfolio Manager (Gene T. Pretti) will be responsible for determining how proxies are to be voted. Proxies are to be voted in the best interests of the firm's clients.

Following is a summary of positions that will be adopted by the firm in voting proxies, unless exceptional circumstances exist:

Routine Election of Directors
For
Issuance of Authorized Common Stock
For
Stock Repurchase Plans
For
Stock Splits
For
Director Indemnification
For
Require Shareholder Approval to Issue Preferred Stock
For
Require Shareholder Approval of Golden Parachutes
For
Shareholders' Rights to Call Special Meeting
For
Shareholders' Rights to Act by Written Consent
For
Routine approval of the selection of independent accountants
For
Supermajority Vote Requirement
Against
Stagger the Board
Against
Cumulative Voting
Against
Payment of Greenmail
Against
Blank Check Preferred Stock
Against
Dual Classes of Stock
Against
Supermajority Provisions
Against
Classified Boards
Against
Fair Price Requirements
Against
Require Majority of Independent Directors
Against
Limited Terms for Directors
Against
Require Director Stock Ownership
Against
Authorize Issuance of Additional Common Stock
Case-by-Case
Adopt/Amend Stock Option Plans
Case-by-Case
Adopt/Amend Employee Stock Purchase Plans
Case-by-Case
Approve Merger/Acquisition
Case-by-Case
Spin-Offs
Case-by-Case
Adopt Poison Pill
Case-by-Case
Golden Parachutes
Case-by-Case
Limitation of Executive/Director Compensation
Case-by-Case
Social Issues
Case-by-Case

Failure to Vote
The firm may refrain from voting a proxy if it is determined to be in the client's best interest, such as when the cost of voting the proxy exceeds the expected benefit to the client
(e.g., casting a vote on a foreign security may involve additional costs).

Proxy Voting Process
With regard to accounts over which Zazove Associates, LLC has proxy voting authority, the portfolio management area will be responsible for monitoring corporate actions to ensure that proxy materials are received on a timely basis. Proxy materials will be promptly forwarded to the firm's Compliance Officer (Steven M. Kleiman) who is responsible for: maintaining the proxy policies and procedures; obtaining the appropriate guidance from the firm's Senior Portfolio Manager (Gene T. Pretti) on how to vote; determining whether a potential conflict of interest exists (see below); ensuring that proxies are voted on a timely basis; maintaining documents that were material to the voting decision; maintaining proxy voting records; maintaining records of all communications to and from clients that had requested information on how proxies were voted and notifying clients how they can obtain the firm's voting records and the firm's Proxy Voting Policies and Procedures.

Resolving Conflicts of Interest
Due to the nature of the firm's advisory business, it is unlikely that conflicts of interest will arise in voting proxies of public companies. The Compliance Officer (Steven M. Kleiman) will be responsible for making a good faith effort to identify any conflicts of interest in regard to proxy voting. Examples of potential conflicts of interest include:

* Advisor manages a pension plan or other assets for a company
* that is soliciting proxies;
* Advisor has a material business relationship with a proponent of a proxy proposal;
* Advisor or any of its principals or employees have a personal relationship with participants in a proxy contest.

In instances where a conflict does arise, it will be confirmed in discussions between the firm's Compliance Officer and its Senior Portfolio Manager. In such case, the proxy will either (i) be voted strictly according to the guidelines set forth above, or (ii) be voted only after receiving consent from the client. If client consent is solicited, the Compliance Officer will provide the client with sufficient information regarding the proxy vote and the advisor's potential conflict so that the client can make an informed decision whether or not to consent.